 Exhibit 4(c)

Variable Annuity Large Account Credit Amendment
(“Amendment”)

This Amendment is part of the Contract to which it is attached and is effective upon the Contract Date.  In the event of a conflict with any provision of the Contract, the provisions of this Amendment will control.

This Amendment provides for an amount to be credited to the Contract Value on a quarterly basis if the Large Account Credit Threshold and  the conditions described below are satisfied.

Large Account Credit Rate:  [xx%]
Large Account Credit Threshold:  $ [1,000,000]

Large Account Credit is an amount credited to the Contract Value as determined on a Quarterly Valuation Date.  The Large Account Credit amount, if any,  is not considered a Purchase Payment.

Quarterly Valuation Date is the first Valuation Date of every third month following the Contract Date and is the date a Large Account Credit, if any, is paid into this Contract.  This is also the date used to calculate Purchase Payments received, withdrawals taken and the Contract Value used to determine the amount of any Large Account Credit that may be applied.

DETERMINATION OF THE LARGE ACCOUNT CREDIT AMOUNT

A.	Large Account Credit in the First Contract Year
A Large Account Credit will be paid on each Quarterly Valuation Date in the first Contract Year if either of the following conditions is satisfied:
(1)	the total Purchase Payments less withdrawals since the Contract Date equals or exceeds the Large Account Threshold; or
(2)	the Contract Value equals or exceeds the Large Account Credit Threshold.

The amount of the Large Account Credit during the first Contract Year is equal to the Large Account Credit Rate times the greater of (a) or (b) where:

(a)	on a Quarterly Valuation Date is the total Purchase Payments less withdrawals since the Contract Date, and
(b)  is the value of the Variable Account on a Quarterly Valuation Date.

B.	Large Account Credit after the First Contract Year
A Large Account Credit will be paid if the Contract Value on a Quarterly Valuation Date equals or exceeds the Large Account Credit Threshold.

The amount of the Large Account Credit after the first Contract Year is equal to (1) times (2), where:
(1)	is the Large Account Credit Rate; and
(2)	is the value of the Variable Account on a Quarterly Valuation Date.

No additional charge will be assessed for the Large Account Credit.  The Large Account Credit will be allocated to the Variable Subaccounts in proportion to the value in each Variable Subaccount at the time the Large Account Credit is paid into this Contract.  The Large Account Credits will purchase Accumulation Units from the Variable Subaccounts at the Accumulation Unit Values as of the Quarterly Valuation Date.

TERMINATION of LARGE ACCOUNT CREDIT

The Company will no longer apply a Large Account Credit amount if either of the following conditions is met:
(a)	payments commenced on the Annuity Commencement Date ; or
(b)	the Lifetime Income Period begins under the Variable Annuity Payment Option Rider attached to this Contract.

[If any Large Account Credit amount was applied on a Quarterly Valuation Date immediately preceding condition (a) or (b) above,   the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE will be [reduced by] [x.xx]%.  Such reduction will commence on the effective date of the conditions in (a) or (b) above is satisfied]

The following is added to the Waiver of Contingent Deferred Sales Charge (CDSC), as it appears on the contract specifications.

Any reference to “Owner” as it appears under Waiver of Contingent Deferred Sales Charge (CDSC) is modified to reference “original Owner”.

The text of part (e) under Waiver of Contingent Deferred Sales Charge is modified to:

e.  A surrender or withdrawal as a result of the death of the Owner or Annuitant, provided the Annuitant has not been changed for any reason other than the death of a prior named Annuitant.  This waiver does not apply if a surviving spouse assumes ownership.

The Lincoln National Life Insurance Company

[Missing Graphic Reference]
Charles A. Brawley, III, Secretary

AR-568